U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:  September 27, 2004
(Date of earliest event reported)

EACCELERATION CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-29869	91-2006409
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

1050 NE Hostmark Street, Suite 100B, Poulsbo, Washington 98370
(Address of principal executive offices)

(360) 697-9260
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry Into a Material Definitive Agreement.

On September 27, 2004, the registrant entered into a Purchase and Sale Agreement (the “Agreement”) with the Bremerton School District No. 100-C (“Seller”) for the purchase of certain real property located in the City of Bremerton, Washington.  The purchase price for the property is $850,000, payable in full at closing.

Under the terms of the Agreement, the registrant paid to Seller $10,000 in earnest money, which amount is non-refundable after the registrant’s contingencies set forth in Paragraph 4.1 and 4.3 are fully satisfied or are waived by the registrant (the “Contingency Date”).  The registrant’s contingencies include, among other things, a financing contingency, an appraisal contingency, and contingency for the registrant’s obtaining an approval from the City of Bremerton and other governmental agencies for a special use permit and associated plans for the property on terms and conditions suitable to the registrant in its sole discretion, as more fully described in Paragraphs 4.1 and 4.3 of the Agreement.  The earnest money paid by the registrant shall be applied against the purchase price at closing.  Closing of the transactions contemplated by the Agreement, and Seller’s obligation to sell the property, also is contingent upon Seller obtaining approval from its Board of Directors prior to the Contingency Date.  In the event that Seller does not obtain such approval prior to the expiration of the Contingency Date, the Agreement shall automatically terminate and Seller and the registrant shall be relieved from all liability under the Agreement and the registrant shall receive a refund of the earnest money.

As set forth in Paragraph 6.1 of the Agreement, the closing of the purchase and sale of the property and the transactions contemplated thereby shall take place within thirty (30) days after the issuance of a special use permit, as further described in Paragraph 4.3 of the Agreement.

The foregoing is a brief summary of the material terms of the Agreement.  The entire Agreement attached as Exhibit 10.1 to this Form 8-K.

Item 9.01               Financial Statements and Exhibits.

(c)   Exhibits.

Exhibit No.	Description of Exhibit

10.1	Purchase and Sale Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EACCELERATION CORP.

Dated: October 1, 2004	By:	/s/ E. Edward Ahrens
E. Edward Ahrens
Chief Financial Officer
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Purchase and Sale Agreement